Exhibit 10.2

FORM OF
SEPARATION AGREEMENT
AND RELEASE

[DATE]
Thomas J. McInerney
Dear Thomas:
If you (i) sign and comply with all terms of this separation agreement (the “Agreement”), which contains a release of claims, (ii) return your signed Agreement to Altaba Inc. (the “Company”) within 21 days of your Separation Date (defined below) and (iii) do not revoke the Agreement within seven (7) calendar days after signing it (collectively these are the “Agreement Eligibility Requirements”), then the Company will provide you with the benefits and severance described in that certain employment offer letter between you and the Company, dated as of March 10, 2017, and as amended (the “Offer Letter”).  Capitalized terms not otherwise defined herein shall have the meanings ascribed to them in the Offer Letter.  If you do not meet or comply with the Agreement Eligibility Requirements or you engage in Cause, you will not be eligible for the benefits and severance described in this Agreement.
1.  Separation.  Your official employment termination date will be December 31, 2021 (the “Separation Date”).  The Company may in its sole discretion, present to you this Separation Agreement and Release for review and signature up to thirty (30) days prior to your Separation Date.
2.  Severance Benefits.  If you meet the Agreement Eligibility Requirements, the Company will pay you, as severance benefits, the amounts described in Section 2.3 of the Offer Letter, provided, however, that if you are receiving benefits under this Agreement as a result of a “Change in Control” under Section 3 of the Offer Letter, in lieu of the pro-rata Annual Incentive Award described in Section 2.3(b), you shall be paid an amount equal to your target Annual Incentive Award in a lump sum within ten (10) business days of the Effective Date (as defined below).  You acknowledge that, except as expressly provided in this Agreement, you will not receive any additional compensation, severance or benefits after the Separation Date, with the exception of any benefit, the right to which has vested, under the express terms of a written benefit plan of the Company.
3.  Responsibility for Taxes.  Other than the Company’s obligation and right to withhold federal, state and local taxes, you will be responsible for any and all taxes, interest, and penalties that may be imposed with respect to the payments contemplated by this Agreement (including (without limitation) those imposed under Internal Revenue Code Section 409A).  To the extent that this Agreement is subject to Internal Revenue Code Section 409A, you and the Company agree that the terms and conditions of this Agreement shall be construed and interpreted to the maximum extent reasonably possible, without altering the fundamental intent of this Agreement, to comply with and avoid the imputation of any tax, penalty or interest under Code Section 409A.
4.  Invention and Assignment to the Company.  Prior to and after your Separation Date, you agree to perform promptly all acts deemed necessary or desirable by the Company to permit and assist it, at its expense, in obtaining and enforcing the full benefits, enjoyment, rights and title throughout the world in all intellectual property assigned or assignable to the Company pursuant to your employee confidentiality and assignment of inventions agreement(s) or similar agreement(s) including (without limitation) disclosing information to the Company, executing documents and assisting or cooperating in legal proceedings.  You understand and agree that while you will not be eligible to receive the severance and other benefits specified in this Agreement until you have performed the acts specified in this paragraph (if requested by the Company), such obligation extends beyond the Separation Date and shall only be deemed complete at the Company’s sole discretion.
5.  Continuing Obligations.  You acknowledge your continuing obligations under your employee confidentiality and assignment of inventions agreement(s) or similar agreement(s).  The parties acknowledge their continuing obligations not to disparage one another under Section 8 of the Offer Letter.
6.  Release of Claims.  In consideration for, and as a condition of the benefits and other consideration under this Agreement to which you are not otherwise entitled, you hereby generally and completely release the Company and its directors, officers, employees, shareholders, partners, agents, attorneys, predecessors, successors, parent and subsidiary entities, insurers, affiliates, and assigns (collectively “Released Party”) from any and all claims, liabilities and obligations, both known and unknown, that arise out of or are in any way related to events, acts, conduct, or omissions occurring at any time prior to and including the date you sign this Agreement.  This general release is to the maximum extent permitted by law and includes (without limitation) the following: (A) all claims arising out of or in any way related to your employment with the Company or the termination of that employment; (B) all claims related to your compensation or benefits from the Company, including disputed wages, salary, variable compensation, incentive payments, bonuses, commissions, vacation pay, expense reimbursements, severance pay, fringe benefits, stock, stock options, or any other ownership interests in the Company; (C) all claims for breach of contract, wrongful termination, and breach of the implied covenant of good faith and fair dealing; (D) all tort claims, including (without limitation) claims for fraud, defamation, emotional distress, and discharge in violation of public policy; and (E) all federal, state, and local statutory claims, including (without limitation) claims for discrimination, harassment, retaliation, attorneys’ fees, or other claims arising under the federal Civil Rights Act of 1964 (as amended), the federal Americans with Disabilities Act of 1990 (as amended), the federal Age Discrimination in Employment Act of 1967 (as amended) (“ADEA”), the federal Worker Adjustment and Retraining Notification Act (as amended) and similar laws in other jurisdictions, the Employee Retirement Income Security Act of 1974 (as amended), the Family and Medical Leave Act of 1993 (as amended), the California Fair Employment and Housing Act (as amended), the California Labor Code, the California Constitution and any other federal, state, local, or foreign law (statutory, regulatory, or otherwise) that may be legally waived and released.  To the maximum extent permitted by law, you also promise never directly or indirectly to bring or participate in an action against any Released Party under California Business & Professions Code Section 17200 or under any other unfair competition law of any jurisdiction.  If, notwithstanding the above, you are awarded any money or other relief under such a claim, you hereby assign the money or other relief to the Company.  Your waiver and release specified in this paragraph do not apply to any rights or claims that may arise after the date you sign this Agreement.  Excluded from this Agreement are claims for workers’ compensation and unemployment benefits rights, indemnification rights you have against the Company, including without limitation any claims under the Indemnification Agreement (as executed between you and the Company on March 10, 2017), (the “Indemnification Agreement”) the right to file a charge  or complaint with or participate in an investigation, hearing, or proceeding conducted by the Equal Employment Opportunity Commission ("EEOC") or any state or local fair employment practices agency and the right for vested retirement benefits pursuant to any Company benefit plan, and any claims that by law cannot be waived in a private agreement between employer and employee.  You waive, however, any right to any monetary recovery or other relief should the EEOC or any state or local fair employment practices agency pursue a claim on your behalf.
7.  Representations.  You acknowledge and represent the following: (A) you have not suffered any age-related or other discrimination, harassment, retaliation, or wrongful treatment by any Released Party; (B) you have not been denied any rights including (without limitation) rights to a leave or reinstatement from a leave under the Family and Medical Leave Act of 1993, the Uniformed Services Employment and Reemployment Rights Act of 1994, or any similar law of any jurisdiction; (C) you have no work related injuries that have not already been disclosed to the Company; and (D) you have not filed any claims, complaints, or actions of any kind against the Company with any federal, state, or local court or government or administrative agency.  You also acknowledge and agree that you have been paid all wages and other compensation due and that, as to any further alleged wages, you agree that there is a good-faith dispute as to whether such wages are due, and based on this good-faith dispute, you release and waive any and all further claims regarding any alleged unpaid wages and any corresponding penalties, interest, or attorneys’ fees, in exchange for the consideration provided in this Agreement.
8.  Release of Unknown Claims.  You acknowledge that you have read and understand Section 1542 of the California Civil Code:  “A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS THAT THE CREDITOR OR RELEASING PARTY DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE AND THAT, IF KNOWN BY HIM OR HER, WOULD HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR OR RELEASED PARTY.” You acknowledge that you may later discover claims or facts in addition to or different from those which you now know or believe to exist with regards to the subject matter of this Agreement, and which, if known or suspected at the time of executing this Agreement, may have materially affected its terms. You hereby expressly waive and relinquish all rights and benefits under that section and any law of any jurisdiction of similar effect with respect to your release of any unknown or unsuspected claims.
9.  ADEA Waiver.  You agree that you are voluntarily executing this Agreement and release.  You acknowledge that you are knowingly, freely and voluntarily waiving and releasing any rights you may have under the ADEA and that the good and valuable consideration given for the waiver and release is in addition to anything of value to which you were already entitled.  You further acknowledge that you have been advised by this writing, as required by the ADEA, that:  (A) your waiver and release specified in this paragraph do not apply to any rights or claims that may arise after the date you sign this Agreement; (B) you have been advised to consult with an attorney of your choosing prior to signing this Agreement; (C) if part of a group termination, you have received a disclosure from the Company that includes a description of the class, unit or group of individuals covered by this employment termination program, the eligibility factors for such program, and any time limits applicable to such program and a list of job titles and ages of all employees selected for this group termination and ages of those individuals in the same job classification or organizational unit who were not selected for termination ("Disclosures"); (D) you have 21 days from the date that you receive this Agreement and the Disclosures (if applicable) to consider this Agreement; (E) you have seven (7) calendar days after you sign this Agreement to revoke it (“Revocation Period”) by delivering notice of revocation to Alexi Wellman by email to awellman@altaba.com before the end of this seven-day period; and (F) this Agreement will not be effective until you have returned it to Alexi Wellman and the Revocation Period has expired (the “Effective Date”).

10.  Cooperation.  You agree to reasonably cooperate with and make yourself available on a continuing basis to the Company and its representatives and legal advisors in connection with any matters in which you are or were involved or any existing or future claims, investigations, administrative proceedings, lawsuits and other legal and business matters, as requested by the Company and to the extent such cooperation does not interfere with your performance of services for a subsequent employer.  The Company shall indemnify, defend and hold you harmless with respect to any loss, claim or liability you may incur in connection with your cooperation as set forth in the preceding sentence.  You also agree that within two business days of receipt (or more promptly if reasonably required by the circumstances) you shall send the Company copies of all correspondence (including (without limitation) subpoenas) received by you in connection with any legal proceedings involving or relating to the Company, unless you are expressly prohibited by law from doing so.  You agree that you will not cooperate with any third party in any actual or threatened claim, charge, or cause of action of any nature whatsoever against any Released Party unless required to do so by law.  You understand that nothing in this Agreement or any Company policy prevents you from reporting possible violations of law or government regulation to any governmental agency or entity or self-regulatory organization, or cooperating with any government investigation or other required government legal proceeding, and that you are not required to either notify or obtain approval from the Company prior to doing so.
11.  Retention of Company Business Data and Company Property.  Notwithstanding the termination of your employment with the Company, for so long as you continue to serve as an officer, director, employee, consultant or similar capacity with the Company or an affiliate of the Company, you may retain all Company Business Data (as defined below) and/or Company Property (as defined below) solely for use in the normal course of performing any continuing duties and responsibilities for the benefit of the Company or such affiliate.  “Company Business Data” shall mean any Company business data, whether or not such data would be considered confidential or proprietary and/or whether such data constitutes a legally protectable trade secret, including hard copy and all electronically stored data.  “Company Property” shall mean all keys, access cards, credit cards, travel related cards, identification cards, phones, computers and related company-issued devices, including electronic mail devices, PDAs and/or electronic organizers, and other property and equipment belonging to the Company.
12.  Miscellaneous.  This Agreement along with the Indemnification Agreement, constitutes the complete, final and exclusive embodiment of the entire agreement between you and the Company with regard to this subject matter.  It is entered into without reliance on any promise or representation, written or oral, other than those expressly contained herein, and it supersedes any other such promises, warranties or representations.  This Agreement may not be modified or amended except in a writing signed by both you and a duly authorized officer of the Company.  You may not make any changes to the terms of this Agreement unless that change is executed by you and the Company.  This Agreement will bind the heirs, personal representatives, successors and assigns of both you and the Company, and inure to the benefit of both you and the Company, their heirs, successors and assigns.  If any provision of this Agreement is determined to be invalid or unenforceable, in whole or in part, this determination will not affect any other provision of this Agreement and the provision in question will be modified by the court so as to be rendered enforceable.
If this Agreement is acceptable to you, please sign below and return the original to Alexi Wellman by email to awellman@altaba.com by 5:00 p.m. no later than 21 days after the Separation Date.

Sincerely,

Altaba Inc.

By:

Agreed and voluntarily executed:

Thomas McInerney

Date

cc:  Personnel File

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